UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Antero Midstream GP LP

(Name of Issuer)

Common Shares Representing Limited Partnership Interests

(Title of Class of Securities)

001-38075

(CUSIP Number)

c/o Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

212-878-0600

With a copy to:

Manuel A. Miranda

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

212-728-8000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 9, 2017

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this statement on Schedule 13D (this “Schedule 13D”), and is filing this Schedule 13D because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Warburg Pincus Private Equity VIII, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 18,568,833

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 18,568,833

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,568,833

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 9.97% (1)

14	Type of Reporting Person PN

(1) Based on the 186,170,213 common shares representing limited partnership interests (“Shares”) outstanding according to the Form 10-Q filed by Antero Midstream GP LP (the “Issuer”) with the U.S. Securities and Exchange Commission (the “SEC”) on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Warburg Pincus Private Equity X O&G, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 34,834,296

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 34,834,296

11	Aggregate Amount Beneficially Owned by Each Reporting Person 34,834,296

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 18.71% (1)

14	Type of Reporting Person PN

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Warburg Pincus X, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 35,948,706

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 35,948,706

11	Aggregate Amount Beneficially Owned by Each Reporting Person 35,948,706

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 19.31% (1)

14	Type of Reporting Person PN

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Warburg Pincus X GP L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 35,948,706

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 35,948,706

11	Aggregate Amount Beneficially Owned by Each Reporting Person 35,948,706

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 19.31% (1)

14	Type of Reporting Person PN

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) WPP GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 36,002,529

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 36,002,529

11	Aggregate Amount Beneficially Owned by Each Reporting Person 36,002,529

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 19.34% (1)

14	Type of Reporting Person OO

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Warburg Pincus Partners, L.P.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 55,109,589

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 55,109,589

11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,109,589

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 29.60% (1)

14	Type of Reporting Person PN

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Warburg Pincus Partners GP LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 55,109,589

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 55,109,589

11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,109,589

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 29.60% (1)

14	Type of Reporting Person OO

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Warburg Pincus & Co.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 55,109,589

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 55,109,589

11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,109,589

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 29.60% (1)

14	Type of Reporting Person PN

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Warburg Pincus LLC

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization New York

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 55,109,589

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 55,109,589

11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,109,589

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 29.60% (1)

14	Type of Reporting Person OO

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Charles R. Kaye

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 55,109,589

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 55,109,589

11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,109,589

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 29.60% (1)

14	Type of Reporting Person IN

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

1	Name of Reporting Persons I.R.S. Identification Nos. of Above Persons (Entities Only) Joseph P. Landy

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 0

	8	Shared Voting Power 55,109,589

	9	Sole Dispositive Power 0

	10	Shared Dispositive Power 55,109,589

11	Aggregate Amount Beneficially Owned by Each Reporting Person 55,109,589

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11) 29.60% (1)

14	Type of Reporting Person IN

(1) Based on the 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the SEC on June 2, 2017.

CUSIP No. 001-38075

INTRODUCTION

This amends and supplements the Schedule 13D filed on May 22, 2017 (the “Original Schedule 13D, and together with this amendment, the “Schedule 13D”) with the Securities and Exchange Commission by Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (“WP VIII”, and together with its two affiliated partnerships, Warburg Pincus Netherlands Private Equity VIII C.V. I, a limited partnership formed under the laws of the Netherlands (“WP VIII CV I”), and WP-WPVIII Investors, L.P., a Delaware limited partnership (“WP-WPVIII Investors”), collectively, the “WP VIII Funds”); Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”, and together with its affiliated partnership, Warburg Pincus X Partners, L.P., a Delaware limited partnership, the “WP X O&G Funds”); Warburg Pincus X, L.P., a Delaware limited partnership (“WP X GP”), which is the general partner of each of the WP X O&G Funds; Warburg Pincus X GP L.P., a Delaware limited partnership (“WP X GP LP”), which is the general partner of WP X GP; WPP GP LLC, a Delaware limited liability company (“WPP GP”), which is the general partner of WP X GP LP and WP-WPVIII Investors GP L.P., a Delaware limited partnership (“WP-WPVIII GP”), which is the general partner of WP-WPVIII Investors; Warburg Pincus Partners, L.P., a Delaware limited partnership (“WP Partners”), which is (i) the managing member of WPP GP, and (ii) the general partner of WP VIII and WP VIII CV I; Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WP Partners GP”), which is the general partner of WP Partners; Warburg Pincus & Co., a New York general partnership (“WP”), which is the managing member of WP Partners GP;  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), which is the manager of each of the WP VIII Funds and the WP X O&G Funds; and Charles R. Kaye and Joseph P. Landy, who are the Managing General Partners of WP and the Managing Members and Co-Chief Executive Officers of WP LLC and may be deemed to control the Warburg Pincus Entities (as defined below).  Each of the WP VIII Funds, the WP X O&G Funds, WP X GP, WP X GP LP, WPP GP, WP Partners, WP Partners GP, WP and WP LLC are collectively referred to herein as the “Warburg Pincus Entities” and together with Charles R. Kaye and Joseph P. Landy, the “Reporting Persons.” Capitalized terms used but not defined herein shall have the meaning set forth in the Original Schedule 13D.

The purpose of this amendment is to report a greater than 1% change in ownership of the common shares representing limited partnership interests (the “Shares”) issued by Antero Midstream GP LP (the “Issuer”) held by the Reporting Persons.

Item 3. Source or Amount of Funds or Other Consideration.

The Shares of the Issuer were distributed pro rata to each of the members of Antero Resources Investment LLC, a Delaware limited liability company (“ARI”), by ARI for no consideration.

Item 5. Interest in Securities of the Issuer.

The Reporting Persons listed below have the following beneficial ownership of Shares (percentages are based on 186,170,213 Shares outstanding according to the Form 10-Q filed by the Issuer with the U.S. Securities and Exchange Commission on June 2, 2017):

(i)                                     WP VIII has shared dispositive and voting power over 18,568,833 Shares of the Issuer, representing 9.97% of the outstanding Shares of the Issuer.

(ii)                                  WP X O&G has shared dispositive and voting power over 34,834,296 Shares of the Issuer, representing 18.71% of the outstanding Shares of the Issuer.

(iii)                               WP X GP has shared dispositive and voting power over 35,948,706 Shares of the Issuer, representing 19.31% of the outstanding Shares of the Issuer.

CUSIP No. 001-38075

(iv)                              WP X GP LP has shared dispositive and voting power over 35,948,706 Shares of the Issuer, representing 19.31% of the outstanding Shares of the Issuer.

(v)                                 WPP GP has shared dispositive and voting power over 36,002,529 Shares of the Issuer, representing 19.34% of the outstanding Shares of the Issuer.

(vi)                              WP Partners has shared dispositive and voting power over 55,109,589 Shares of the Issuer, representing 29.60% of the outstanding Shares of the Issuer.

(vii)                           WP Partners GP has shared dispositive and voting power over 55,109,589 Shares of the Issuer, representing 29.60% of the outstanding Shares of the Issuer.

(viii)                        WP has shared dispositive and voting power over 55,109,589 Shares of the Issuer, representing 29.60% of the outstanding Shares of the Issuer.

(ix)                              WP LLC has shared dispositive and voting power over 55,109,589 Shares of the Issuer, representing 29.60% of the outstanding Shares of the Issuer.

(x)                                 Charles R. Kaye has shared dispositive and voting power over 55,109,589 Shares of the Issuer, representing 29.60% of the outstanding Shares of the Issuer.

(xi)                              Joseph P. Landy has shared dispositive and voting power over 55,109,589 Shares of the Issuer, representing 29.60% of the outstanding Shares of the Issuer.

Each of the Reporting Persons listed in this Item 5(i) through 5(xi) could be deemed to have beneficial ownership of all of the Shares reported in this Schedule 13D; nevertheless, each of the Reporting Persons disclaims beneficial ownership of shares in excess of that reported in this Item 5.  Each of Messrs. Kaye and Landy disclaims beneficial ownership of the Shares owned by the other Reporting Persons.

Information with respect to each of the Reporting Persons is given solely by such Reporting Person, and no Reporting Person has responsibility for the accuracy or completeness of information supplied by another Reporting Person.

Except as reported in the Original Schedule 13D, during the last sixty (60) days there were no transactions in the Shares effected by the Reporting Persons.

Except as set forth in this Item 5 and for persons referred to in Item 2 of the Original Schedule 13D, no person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares that may be deemed to be beneficially owned by the Reporting Persons.

CUSIP No. 001-38075

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this Schedule 13D is true, complete and correct.

Dated:  June 13, 2017

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By:              Warburg Pincus Partners, L.P., its general partner
By:              Warburg Pincus Partners GP LLC, its general partner
By:              Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss	Date:	June 13, 2017
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PRIVATE EQUITY X O&G, L.P.

By:              Warburg Pincus X, L.P., its general partner
By:              Warburg Pincus X GP L.P., its general partner
By:              WPP GP LLC, its general partner
By:              Warburg Pincus Partners, L.P., its managing member
By:              Warburg Pincus Partners GP LLC, its general partner
By:              Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss	Date:	June 13, 2017
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS X, L.P.

By:              Warburg Pincus X GP L.P., its general partner
By:              WPP GP LLC, its general partner
By:              Warburg Pincus Partners, L.P., its managing member
By:              Warburg Pincus Partners GP LLC, its general partner
By:              Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss	Date:	June 13, 2017
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS X GP L.P.

By:              WPP GP LLC, its general partner
By:              Warburg Pincus Partners, L.P., its managing member
By:              Warburg Pincus Partners GP LLC, its general partner
By:              Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss	Date:	June 13, 2017
Name: Robert B. Knauss
Title: Partner

CUSIP No. 001-38075

WPP GP LLC

By:              Warburg Pincus Partners, L.P., its managing member
By:              Warburg Pincus Partners GP LLC, its general partner
By:              Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss	Date:	June 13, 2017
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PARTNERS, L.P.

By:              Warburg Pincus Partners GP LLC, its general partner
By:              Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss	Date:	June 13, 2017
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS PARTNERS GP LLC

By:              Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss	Date:	June 13, 2017
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS & CO.

By:	/s/ Robert B. Knauss	Date:	June 13, 2017
Name: Robert B. Knauss
Title: Partner

WARBURG PINCUS LLC

By:	/s/ Robert B. Knauss	Date:	June 13, 2017
Name: Robert B. Knauss
Title: Managing Director

CUSIP No. 001-38075

/s/ Charles R. Kaye	Date:	June 13, 2017
Name: Charles R. Kaye
Title: Robert B. Knauss, Attorney-in-Fact*

/s/ Joseph P. Landy	Date:	June 13, 2017
Name: Joseph P. Landy
Title: Robert B. Knauss, Attorney-in-Fact*

*The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the SEC on July 12, 2016 as an exhibit to the statement on Schedule 13D filed by Warburg Pincus LLC with respect to Wex Inc. and is hereby incorporated by reference.